NUMBER 0 SHARES

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

Rex Energy Corporation

TOTAL AUTHORIZED ISSUE 2,000 SHARES

1,000 SHARES WITHOUT PAR VALUE COMMON STOCK

1,000 SHARES WITHOUT PAR VALUE PREFERRED STOCK

SEE REVERSE FOR CERTAIN DEFINITIONS

This is to Certify that is the owner of

Rex Energy Corporation

transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate Properly endorsed. Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated

PRESIDENT SECRETARY

© 1999 CORPEX BANKNOTE CO., BAY SHORE N.V.